Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amended and Restated Employment Agreement (“Agreement”) made effective as of the 21st day of June, 2011, by and between Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), and Edward O. Lanphier II (the “Employee”).

R E C I T A L S

A. WHEREAS, the Company and the Employee previously entered into an Employment Agreement, dated June 1, 1997, as amended on December 31, 2008 (the “Original Agreement”).

B. WHEREAS, the Employee and the Board of Directors of the Company desire to amend and restate the terms and conditions of the Original Agreement and to continue the Employee’s employment with the Company upon the amended and restated terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree that the Original Agreement is amended and restated as follows:

1. Definitions. The terms defined in this section shall have the meanings set forth below for purposes of this Agreement.

a. “Board of Directors” shall mean the board of directors of the Company.

b. “Cause” shall mean misconduct, including but not limited to the following:

(1) embezzlement, theft, misuse of confidential information or any other illegal or improper act by the Employee against the Company;

(2) conduct that constitutes a material breach of Company policy, after thirty (30) days’ notice and failure to cure;

(3) unauthorized conduct that causes, or could potentially cause, harm to the health or safety of other employees; and/or

(4) any other unauthorized conduct that causes, or could potentially cause, material harm to the business or reputation of the Company, after thirty (30) days’ notice and failure to cure.

c. “Change of Control” solely for purposes of this Agreement shall mean any transaction or series of related transactions in which (i) substantially all of the assets of the Company are sold; or (ii) any merger, reorganization or acquisition in which the stockholders of the Company immediately prior to such transaction beneficially own securities representing less than fifty-one percent (51%) of the total combined voting power of the outstanding voting securities of the successor corporation (or any parent thereof) immediately after such transaction.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended.

e. “Good Reason” means the Employee’s resignation following any one of the following:

(i) a material reduction in the Employee’s duties, responsibilities or authority with the Company without the Employee’s prior written consent;

(ii) a material reduction in the Employee’s base salary without the Employee’s prior written consent (except pursuant to Company mandated pay cuts or pay reductions which are uniformly applied to the Company’s management);

(iii) a material change in the Employee’s place of employment without the Employee’s prior written consent, with a requirement that the Employee be based at a location which is both more than forty (40) miles from the Company’s headquarters in Richmond, California and increases the distance between the Employee’s residence and the new location by more than forty (40) miles to be material for such purpose; or

(iv) the failure of the successor corporation (or parent thereof) in a Change in Control transaction to assume all of the obligations of the Company under this Agreement;

provided, however, the Employee will only be deemed to have resigned for Good Reason if (A) the Employee provides written notice to the Company of the existence of the Good Reason event under subparagraph (i), (ii), (iii) or (iv) within ninety (90) days after its initial occurrence, (B) the Company is provided with thirty (30) days in which to cure such Good Reason event, and (C) the Employee’s termination of employment is effected within one hundred eighty (180) days following the occurrence of the non-cured subparagraph (i) – (iv) event.

f. “Separation from Service” shall mean the Employee’s cessation of Employee Status and shall be deemed to occur at such time as the level of the bona fide services the Employee is to perform in Employee Status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Employee rendered in Employee Status during the immediately preceding thirty-six (36) months (or such shorter period for which the Employee may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether the Employee has incurred a Separation from Service, the Employee will be deemed to continue in “Employee Status” for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Employee is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Employee is provided with a right to reemployment with one or more members of the Employer Group by either statute or contract; provided, however, that in the event the Employee’s leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes him to be unable to perform his duties as an employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided with a right to reemployment either by statute or contract, then the Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

2. Duties and Obligations.

a. The Employee shall serve as the Company’s President and Chief Executive Officer. The Employee’s duties shall include overseeing all corporate functions and directing the organization to ensure the attainment of the goals and objectives set forth from time to time by the Board of Directors.

b. The Employee agrees to abide by the terms and conditions of the Company’s standard Proprietary Information and Inventions Agreement between the Employee and the Company. The Employee further agrees that at all times both during his employment by the Company and after his Separation from Service, he will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

c. The Employee represents that he has not entered into, and agrees not to enter into, any agreement in conflict with the terms of this Agreement or his employment with the Company.

3. Devotion of Time to the Company’s Business.

a. The Employee shall devote substantially all of his business time, attention, knowledge, skills and interests to the business of the Company and the Company shall be entitled to all of the benefits and profits arising from or incident to such work, services and advice of the Employee. The foregoing, however, shall not preclude the Employee from serving on any corporate, civic or charitable boards or committees on which he is serving as of the date of this Agreement or on which he commences service following such date with the Board of Directors’ prior written approval, so long as such activities do not interfere with the performance of the Employee’s responsibilities hereunder.

b. During the term of this Agreement, the Employee shall not, whether directly or indirectly, render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of the Board of Directors.

c. During the term of this Agreement, the Employee shall not, directly or indirectly, engage or participate in any business that is in competition with the business of the Company.

4. Compensation and Benefits.

a. Base Compensation. Effective January 1, 2011 the Company shall pay to the Employee an annual salary of five hundred fifty-seven thousand five hundred dollars ($557,500), less all applicable withholdings, prorated for any partial employment period and payable in equal monthly installments in accordance with the Company’s payroll schedule. The Compensation Committee of the Board shall annually review the then-current level of the Employee’s salary to determine the amount, if any, of salary change.

b. Bonus. The Employee will be eligible to receive a cash bonus in addition to the Employee’s current base salary. The Compensation Committee of the Board shall annually review the contributions of the Employee to the Company and determine the appropriate bonus, with the bonus target being 50% of the Employee’s base salary. The actual bonus may be more or less than the target amount based upon the Employee’s achievements over the year. Any bonus to which the Employee becomes entitled for a particular calendar year shall be paid in accordance with the terms of the applicable bonus plan, but in no event shall any such bonus be paid earlier than January 1 or later than March 31 of the calendar year following the calendar year for which that annual bonus is earned.

c. Benefits. At the time of this Agreement or for such time as otherwise provided in this Agreement, the Employee shall be entitled to participate in such fringe benefits that are available to employees of the Company at that time, including: family health insurance, dental insurance, group term life insurance, short-term disability insurance, long-term disability insurance, vacation pay, sick pay, 401(k) and other benefits that may be added to the Company’s benefit program from time to time.

5. Termination of Employment.

a. General Rule. Except as otherwise provided in this Agreement, should the employment of the Employee be terminated without Cause or should the Employee resign for Good Reason, the Employee shall be entitled to the Severance Benefits set forth in Section 6, subject to the terms and conditions set forth in Section 6.

b. Death or Disability. If the Employee dies after he has ceased to be an employee but prior to receiving full payment of his Severance Benefits, if any, any portion of the Severance Benefits that remains to be paid shall be paid to the surviving spouse of the Employee, or, if there is no surviving spouse, to the Employee’s estate in accordance with the payment provisions of Section 6.

6. Severance Benefits and Conditions.

a. Severance. The Company may terminate the Employee’s employment under this Agreement at any time, for any reason, with or without Cause by giving written notice of its intent to terminate such employment. However, in the event the Employee is terminated by the Company without Cause or in the event the Employee resigns for Good Reason, the Employee shall receive the following payments and benefits (the “Severance Benefits”):

(i) A lump sum cash payment in an amount equal to the sum of (i) two (2) times the Employee’s annual rate of base salary in effect at the time of the Employee’s termination, (ii) the Employee’s target bonus for the year of termination and (iii) a prorated portion of the Employee’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and the Employee’s termination date. Such lump sum cash payment shall be made on the first regular pay day within the sixty (60)-day period following the date of the Employee’s Separation from Service due to such termination or resignation on which the required General Release under Section 6(b) is effective and enforceable following any applicable revocation period in effect for that release. However, should such sixty (60)-day period span two taxable years, then such payment shall be made during the portion of that sixty (60)-day period that occurs in the second taxable year.

(ii) Provided the Employee and his eligible dependents elect to continue medical and dental care coverage under the Company’s group health care plans pursuant to their COBRA rights following his Termination without Cause or his resignation for Good Reason, the Company shall reimburse the Employee for the costs the Employee incurs to obtain such continued coverage (collectively, the “Coverage Costs”) for a twelve (12)-month period measured from the first day of the month following such termination date. During the COBRA continuation period, such coverage shall be obtained under the Company’s group health care plans. Following the completion of the COBRA continuation period, such coverage shall continue under the Company’s group health plans or one or more other plans providing equivalent coverage. In order to obtain reimbursement for the Coverage Costs under the applicable plan or plans, the Employee must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse the Employee for that payment. To the extent the Employee incurs any other medical or dental care expenses reimbursable pursuant to the coverage obtained hereunder, the Employee shall submit appropriate evidence of each such expense to the applicable plan administrator within sixty (60) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical and dental care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical or dental care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical or dental care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical or dental care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Employee’s right to the reimbursement of such Coverage Costs or other medical or dental care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Employee, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Employee’s sole responsibility. Notwithstanding the foregoing, to the maximum extent permitted by law, the number of months of continued benefit coverage provided to the Employee under this Section 6(a)(ii) shall reduce the number of months of continued coverage that must be made available to the Employee (and his dependents) under COBRA.

(iii) The Company shall provide the Employee with the following information technology services for the applicable period described below following the date of the Employee’s Separation from Service: (a) up to twenty (20) hours of information technology consulting services from the Company’s information technology department during the first calendar month following the month in which the Employee’s Separation from Service occurs in order to establish the Employee’s home office and up to five (5) hours per month of such information technology services to maintain such home office for each of the twenty-three (23) calendar months thereafter, and (b) email forwarding services pursuant to which the Company shall make reasonable efforts to forward personal email delivered to the Employee’s Company email address to an email address designated by the Employee at the time of his Separation from Service for a period of twelve (12) months following the date of the Employee’s Separation from Service (the “IT Services”). During the applicable twelve (12) or twenty-four (24) month period, the following provisions shall govern the IT Services arrangement: (a) the amount of IT Services provided to the Employee in any one calendar year shall not affect the amount of IT Services to be provided to the Employee in any other calendar year for which such services are to be provided hereunder; and (b) the Employee’s right to the IT Services cannot be liquidated or exchanged for any other benefit. To the extent the value of the IT Services is treated as taxable income to the Employee, the Company shall report the value of the IT services as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Employee’s sole responsibility.

(iv) The Employee shall, for purposes of vesting in any unvested portion of each of the Employee’s stock options outstanding at the time of the Employee’s termination without Cause or resignation for Good Reason, receive an additional twenty-four (24) months of service-vesting credit. In addition, each of the Employee’s stock options to the extent vested and outstanding at the time of the Employee’s termination without Cause or resignation for Good Reason, will remain exercisable for a thirty-six (36)-month period measured from the date of that termination event, but in no event beyond the expiration of the maximum ten (10)-year option term.

b. Release of Claims. Notwithstanding anything to the contrary in this Agreement, in order to receive any severance payments or benefits under this Section 6, the Employee must first execute and deliver to the Company, within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the effective date of his termination, a general settlement and release agreement in substantially the form attached hereto as Exhibit A (the “General Release”) and such General Release must become effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law. If such General Release is not executed and delivered to the Company within the applicable twenty-one (21) (or forty-five (45))-day period hereunder or does not otherwise become effective and enforceable in accordance with its terms, then no severance payments or benefits will provided to the Employee under this Section 6.

c. Reductions. The Severance Benefits paid to the Employee shall be reduced by any amount that the Employee owes to the Company on the date he ceases to be an employee, if such reduction is legally permissible and only to the extent such reduction would not otherwise result in a violation of Treasury Regulation 1.409A-3(j)(4)(xiii). Except for any payments for earned but unpaid salary, accrued but unused vacation, 401(k) Plan distributions, continued health and dental benefit coverage under COBRA, and the above mentioned Severance Benefits, if applicable, neither party will be obligated to pay the other any payment as a result of, or in connection with, the termination of the Employee’s employment with the Company (including but not limited to any salary or benefits following the date of termination).

d. Consulting. In the event the Employee is terminated by the Company without Cause or in the event the Employee resigns for Good Reason, then during the six (6)-month period beginning immediately after the Employee’s termination date, the Employee shall make himself available to provide such consulting and advisory services as may be requested by the Company from time to time upon reasonable advance notice. However, in no event will the Employee be required to provide during such period more than five (5) hours of consulting services per week.

7. Change in Control. In the event of a Change in Control, each of the Employee’s outstanding stock options shall become fully vested and exercisable as of the effective date of the Change in Control. In addition, in the event the Employee’s employment is terminated upon or following a

Change in Control, each of the Employee’s stock options outstanding at the time of the Employee’s termination will remain exercisable for a thirty-six (36)-month period measured from the date of that termination event, but in no event beyond the expiration of the maximum ten (10)-year option term.

8. Section 409A.

a. The Severance Benefits and other benefits under this Agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of this Agreement applicable to the Severance Benefits described in Section 6 and the determination of The Employee’s Separation from Service due to termination of the Employee’s employment without Cause or The Employee’s resignation for Good Reason shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable. However, to the extent any payment or benefit to which the Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of this Agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

b. Notwithstanding any provision in this Agreement the contrary, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Employee’s termination of employment with the Company will be made to the Employee until the Employee incurs a Separation from Service in connection with such termination of employment. For purposes of this Agreement, each amount to be paid or benefit to be provided to the Employee shall be treated as a separate identified payment or benefit for purposes of Section 409A of the Code. In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Employee’s Separation from Service will be made to the Employee prior to the earlier of (i) the first day of the seven (7)-month period measured from the date of such Separation from Service or (ii) the date of the Employee’s death, if the Employee is deemed at the time of such Separation from Service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments and benefits deferred pursuant to this Section 8.b. (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the Employee in a lump sum on the first day of the seventh (7th) month after the date of the Employee’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Employee’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified herein.

9. Benefit Limit. In the event any payment to which the Employee becomes entitled under this Agreement would otherwise constitute a parachute payment under Code Section 280G, then that payment shall be subject to reduction to the extent necessary to assure that such payment will be limited to the greater of (i) the dollar amount which can be paid to the Employee without triggering a parachute payment under Code Section 280G or (ii) the dollar amount of that payment which provides the Employee with the greatest after-tax amount after taking into account any excise tax the Employee may incur under Code Section 4999 with respect to such payment and any other benefits or payments to which the Employee may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Employee’s service.

10. Miscellaneous.

a. Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California.

b. Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, in the event of a finding by any court having jurisdiction over such matter that any party initiating an action under this Agreement failed to have a reasonable prospect of prevailing on its claim, the court shall have discretion to award the prevailing party attorneys’ fees and costs incurred by it with respect to such claim or action. The “prevailing party” means the party determined by the court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

c. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

d. Severability. All agreements and covenants contained herein are severable, and in the event any of the above shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

e. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

f. Entire Agreement. This Agreement, along with any other Agreements set forth herein, including without limitation, the Proprietary Information and Inventions Agreement, constitutes the entire agreement between the parties with respect to the employment of the Employee.

SANGAMO BIOSCIENCES, INC.

By:	/s/ H. Ward Wolff

/s/ Edward O. Lanphier II
Edward O. Lanphier II

EXHIBIT A

GENERAL SETTLEMENT AND RELEASE AGREEMENT

PURSUANT TO SECTION 6(B) OF THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN SANGAMO BIOSCIENCES, INC. AND EDWARD O. LANPHIER II, EXECUTION OF A GENERAL SETTLEMENT AND RELEASE AGREEMENT, IN SUBSTANTIALLY THE SAME FORM AS THIS EXHIBIT A IS A CONDITION TO MR. LANPHIER’S RECEIPT OF CERTAIN PAYMENTS AND BENEFITS PURSUANT TO SECTION 6 OF SUCH AGREEMENT. THIS DOCUMENT IS INTENDED AS A FORM OF THE GENERAL SETTLEMENT AND RELEASE AGREEMENT AND MUST BE FINALIZED BY SANGAMO BIOSCIENCES, INC. PRIOR TO EXECUTION.

GENERAL SETTLEMENT AND RELEASE AGREEMENT

This General Settlement and Release Agreement (the “Agreement”) is by and between Sangamo BioSciences, Inc., for itself and for all of its affiliated, related, parent and direct and indirect subsidiary companies, joint venturers and partnerships, successors and permitted assigns and each of them (collectively, the “Company”), on the one hand, and Edward O. Lanphier II, for himself, and his agents, representatives, heirs and assigns (the “Employee”), on the other hand.

1. Payments. In full and complete consideration for the Employee’s promises and undertaking set forth in this Agreement, following the eighth (8th) day following receipt by the Company of a fully executed General Settlement and Release Agreement from the Employee, the Company will provide the Employee the consideration, if any, to which the Employee is entitled pursuant to the Amended and Restated Employment Agreement between the parties, dated                      , 2011, at the times specified in Section 6 of that Agreement unless the signature on this Agreement is revoked pursuant to Section 8 below.

2. Release of Known and Unknown Claims.

(a) It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, the Employee irrevocably and unconditionally releases and forever discharges the Company, its parent, subsidiary and affiliated companies, and all of their past and present officers, directors, employees, agents and assigns (collectively, the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which the Employee may have against the Company or any of the Released Parties, or any of them, by reason of or arising out of, touching upon or concerning the Employee’s employment, separation of his employment and reapplication for employment with the Company, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement. The Employee acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religious creed, physical or mental disability, medical condition, marital status, sexual orientation, genetic information or characteristics, or any other basis protected by applicable law; any claim under: Title VII of the Civil Rights Act of 1964 (“Title VII”); the Americans With Disabilities Act of 1990 (“ADA”); the Age Discrimination in Employment Act of 1967 (“ADEA”); the Employee Retirement Income Security Act of 1974 (“ERISA”); the Equal Pay Act of 1963 (“EPA”); the Fair Labor Standards Act (“FLSA”); the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Worker Adjustment and Retraining

Notification Act (“WARN”); the Occupational Safety and Health Act (“OSHA”); the Lilly Ledbetter Fair Pay Act of 2009 (“Fair Pay Act”); the California Fair Employment and Housing Act (“FEHA”); the California Labor Code; and CalOSHA, or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by the Employee. Notwithstanding anything to the contrary herein, this Agreement shall not release the Employee’s right, if any, to claims he may have for: (i) indemnification pursuant to the Indemnification Agreement, dated [                        ], between Employee and the Company, the bylaws of the Company or insurance policies of the Company, for any claims arising out of the Employee’s conduct as an employee or officer of the Company during his employment, (ii) unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, (iii) continuation of existing participation in Company-sponsored group health benefit plans under COBRA and/or an applicable state counterpart law, (iv) any benefit entitlements that are vested as of the Employee’s termination date pursuant to the terms of a Company-sponsored benefit plan governed by ERISA, (v) stock and/or vested option shares pursuant to the written terms and conditions of the Employee’s existing stock option grants and agreements, existing as of his termination date, (vi) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable, and (vii) any wrongful act or omission occurring after the date the Employee signs this Agreement.

(b) The Employee represents and warrants that he has not assigned or subrogated any of his rights, claims or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claims on his behalf, and he agrees to indemnify and hold harmless the Company and each of the Released Parties against any assignment of said rights, claims and/or causes of action.

3. Waiver of Unknown Claims.

(a) The Employee does hereby expressly waive and relinquish all rights and benefits afforded to him under law, and does so understanding and acknowledging the significance and consequences of such a waiver.

(b) Releases of Unknown Claims/Waiver of Civil Code Section 1542. The parties agree that this Agreement is a full and final release of any and all claims and the Employee expressly waives the benefit of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

(c) The Employee acknowledges and understands that he is being represented in this matter by counsel, and he expressly acknowledges and agrees that this Agreement is intended to include in its effect, without limitation, all claims which he does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(d) The Employee acknowledges and agrees that he may later discover facts different from or in addition to those he now knows or believes to be true in entering into this Agreement. The Employee agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts. The Employee further acknowledges and agrees that neither the Company nor any of the other Released Parties had any duty to disclose any fact to him prior to the execution of this Agreement.

4. Government Agency Claims Exception. Nothing in Section 2 above, or elsewhere in this Agreement, prevents or prohibits the Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, the Employee understands that he may only seek and receive non-personal forms of relief through any such claim unless otherwise provided by law.

5. Non-Admission of Liability. The Employee expressly recognizes that this Agreement shall not in any way be construed as an admission by the Company or any of the other Released Parties of any unlawful or wrongful acts whatsoever against the Employee or any other person or entity. The Company and each of the Released Parties expressly denies any violation of any policy or procedure, or of any state or federal law or regulation. The Company and each of the Released Parties also specifically denies any liability to or wrongful acts against the Employee, or any other person, on the part of themselves or any other employees or agents of the Company. This Agreement shall not be admissible in any proceeding as evidence of or any admission by the Company of any violation of any law or regulation or wrongful act. This Agreement may, however, be introduced in any proceeding to enforce this Agreement.

6. No Filing of Claims. The Employee specifically represents that he has no pending complaints or charges against the Company or any of the other Released Parties with any state or federal court or any local, state or federal agency, division or department based on any events occurring prior to the date of execution of this Agreement.

7. Advice of Counsel. The Employee acknowledges that he has been given twenty-one days (21) to seek the advice of counsel and to consider the effects of this Agreement upon his legal rights (the “Consideration Period”). To the extent that the Employee has signed the Agreement without obtaining the advice of counsel or before expiration of the Consideration Period, the Employee acknowledges that he has done so voluntarily with a full understanding of the Agreement and its effect upon his legal rights. Any discussion between the Employee and the Company or any of the Released Parties concerning the terms and conditions of this Agreement does not extend the Consideration Period.

8. Revocation Period. The Employee acknowledges that he has been informed that, after he signs this Agreement, he has the right to revoke his signature for a period of seven days (7) from the date that he signs the Agreement. To be effective, the revocation must be in writing, signed by the Employee, and delivered to Vice President of Human Resources at 501 Canal Boulevard, Point Richmond Technology Center, Richmond, California 94804 before the close of business on the seventh day (7th) day following the date the Employee signs this Agreement.

The Employee acknowledges and agrees that the Company has no obligation to comply with the terms of this Agreement until the Revocation Period has expired without revocation, at which time this Agreement will become effective and enforceable.

9. Nondisparagement. The Employee agrees that he will not disparage the Company or any of the Released Parties, or their products, services, officers, directors, employees, with any written or oral statement and the Company agrees that it will not disparage the Employee.

10. Confidentiality. The Employee consents and agrees that he will not, at any time, disclose the existence of this Agreement, the terms of his severance benefits and/or the alleged facts or circumstances giving rise to any actual or alleged claims to any person, firm, company, association, or entity or the press or media for any reason or purpose whatsoever, other than to his attorney, his immediate family and to his accountant or financial advisor for tax purposes. If the Employee is served with any subpoena, court order, or other legal process seeking disclosure of any such information, the Employee shall promptly send to the Company, within forty-eight (48) hours, via facsimile at (510) 970-            , such subpoena, court order, or other legal process so that the Company may exercise any applicable legal remedies. The Employee agrees and acknowledges that a violation of this paragraph by the Employee shall be a material breach of this Agreement.

11. Delivery of Documents. The Employee represents and warrants that he has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of the Company. The Employee acknowledges that such documents, records and other information are the exclusive property of the Company or its subsidiaries or affiliates.

12. Remedies For Breach Of This Agreement.

(a) Injunctive Relief. In the event of a breach of the provisions of this Agreement, the Employee agrees that any remedy at law for any breach or threatened breach of the provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches (without the necessity of posting a bond). The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.

(b) Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(c) Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles thereof. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California or the United States District Court for the Northern District of California for any litigation, proceeding or action arising out of or relating to this Agreement (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this Agreement or thereby in the courts of the State of California or the United States District Court for the Northern District of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum.

13. Counsel. The parties hereby acknowledge that they have had the reasonable opportunity to consult with attorneys of their own choice concerning the terms and conditions of this Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.

14. Entire Agreement. This is the entire agreement between the Employee and the Company with respect to the subject matter hereof and the Agreement supersedes any previous negotiations, agreements and understandings. The Employee acknowledges that he has not relied on any oral or written representations by the Company (or its counsel) or any of the other Released Parties to induce him to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in writing signed by the Employee and the Company.

15. Section 409A. It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A and the Treasury Regulations thereunder. In no event may the Employee, directly or indirectly, designate the calendar year of a payment.

16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17. Ambiguities. Attorneys for both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18. Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE

INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND OF ANY

RIGHTS OR CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN

EMPLOYMENT ACT OF 1967

IN WITNESS WHEREOF, the parties have executed this General Settlement and Release

Agreement on the dates set forth below.

SANGAMO BIOSCIENCES, INC.:

DATE:

EMPLOYEE:

DATE:

18